Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3, related to the Bridge Bancorp, Inc.’s Dividend Reinvestment and Stock Purchase Plan, filed with the Securities and Exchange Commission, of our report dated March 14, 2014 on the consolidated financial statements and effectiveness of internal control over financial reporting of Bridge Bancorp, Inc., which report appears in the Annual Report on Form 10-K of Bridge Bancorp, Inc. for the year ended December 31, 2013.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus contained in the Registration Statement on Form S-3.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

New York, New York
September 29, 2014